EXHIBIT 3

                                 PROMISSORY NOTE

THIS NOTE IS A SECURITY AND IT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

FORT LAUDERDALE, FLORIDA                                         U.S. $55,000.00

         FOR VALUE RECEIVED, the undersigned, as maker hereof (the "Maker"), does hereby promise to pay, pursuant to the terms contained herein, in lawful money of the United States of America to the order of Sandra Sowers ("Sowers") as payee at 4411 NW 10tth Terrace, Coral Springs, FL 33065, or such other address as the holder of this Promissory Note (the "Note") shall, in writing, designate the principal sum of FIFTY-FIVE THOUSAND DOLLARS ($55,000.00):

         The principal amount of $55,000.00 shall not bear interest and shall be payable in equal monthly installments of $1,000 per month over twenty-four (24) months, commencing on March 18, 2004 and continuing on the 18th day of each consecutive month thereafter through and including February 18, 2006, with the balance of $31,000 to be due and payable in full on March 18, 2006, unless earlier prepaid (the "Due Date" or collectively the "Due Dates"). There shall be no prepayment penalty in connection with an early prepayment.

         Maker agrees and acknowledges that until such time as this Note is paid in full, the Shares (as such term is defined in the Stock Purchase Agreement by and between Sowers and Maker dated as of February 18, 2004 (the "Stock Purchase Agreement"), shall be held in escrow by Tescher Lippman & Valinsky, P.A. (the "Escrow Agent'), pursuant to an escrow agreement by and between the Maker, Sowers and the Escrow Agent (the "Escrow Agreement").

         A default under this Note shall occur upon the following (each a "Default"): (i) the failure of Maker to pay any required monthly installment within five (5) business days following any Due Date; (ii) the bankruptcy or insolvency of Maker; (iii) breach by the Maker under the Escrow Agreement of even date herewith by and between the Maker, Sowers and the Escrow Agent; or
(iv) breach by the Maker under the Stock Purchase Agreement of even date herewith by and between the Maker and Sowers.

         In the event of a Default under this Note and Maker's failure to immediately and fully cure such Default, at the option of the holder hereof: (i) the holder may immediately declare the whole sum hereunder immediately due and payable and be entitled to the return of all of the Shares from the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement


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and interest shall be charged on the amount delinquent at the maximum rate permitted by law, effective from the date that such amount shall become overdue until such delinquent amount shall have been paid in full.

         Maker agrees to pay Sowers's reasonable attorney's fees incurred by Sowers in connection with enforcement of this Note in the event of Maker's Default. Maker hereby waives notice of acceptance, presentment, demand for performance, payment, protest, notice of dishonor or nonpayment of the Note, suit or the taking of any other action by the holder against the Maker.

         The waiver by Sowers of the Maker's prompt and complete performance of, or Default under, any provision of this Note shall not operate nor be construed as a waiver of any subsequent breach or default, and the failure by Sowers to exercise any right or remedy that she may possess under this Note shall not operate nor be construed as a bar to the exercise of that right or remedy upon the occurrence of any subsequent breach or default. Maker agrees to pay when due all documentary stamp tax required in connection with the issuance of this Note.

         This Note shall be governed by and construed solely in accordance with the laws of the State of Florida without regard to its conflict or choice of law principles. The parties hereto agree that all actions and/or proceedings relating directly or indirectly hereto shall be litigated solely in the state courts and/or federal courts located in Broward County, Florida. The parties hereto expressly consent to the jurisdiction of any such courts and to venue therein. In recognition of the fact that the issue which would arise under this Note are of such a complex nature that they could not be properly tried before a jury, each of the parties waives trial by jury. The prevailing party/parties in any such action and/or proceeding shall be entitled to recover his/her/its reasonable attorney's fees and costs from the other party/parties thereto.

         This Note cannot be modified, amended or terminated except in a written instrument agreed to by and executed by Sowers and the Maker. This Note may not be assigned without the prior written consent of Sowers and Maker.

DATED: February 18, 2004

                                                          MAKER:

                                                          /s/ James Cheatham
                                                          ---------------------
                                                          James Cheatham

ACKNOWLEDGED AND AGREED TO:

/s/ Sandra Sowers
----------------------------
Sandra Sowers